Exhibit 99.3

MOLSON INC.

MANAGEMENT'S DISCUSSION & ANALYSIS

This Management's Discussion and Analysis contains forward-looking statements reflecting management's current expectations regarding future operating results, economic performance, financial condition and achievements of the Corporation. Forward-looking statements are subject to certain risks and uncertainties and actual results may differ materially. These risks and uncertainties are detailed in Molson filings with the appropriate securities commissions and include risks related to foreign exchange, commodity prices, tax matters, foreign investment and operations as well as contingent liabilities. The Corporation undertakes no obligation to update or revise any forward-looking statements publicly.

The following comments are intended to provide a review and analysis of the Corporation's results of operations and financial position for the three and nine months ended December 31, 2004 in comparison with the three and nine months ended December 31, 2003, and should be read in conjunction with the consolidated financial statements and accompanying notes. Unless otherwise indicated, all amounts are expressed in Canadian dollars.

Overview

                                                            Three months ended    Nine months ended
                                                                December 31           December 31
                                                           -------------------   ---------------------
(Dollars in millions, except per share amounts)              2004       2003       2004       2003
--------------------------------------------------------   --------   --------   ---------   ---------
Sales and other revenues                                   $  870.2   $  877.0   $ 2,702.1   $ 2,743.2
Brewing excise and sales taxes                                247.0      253.7       729.5       742.5
                                                           --------   --------   ---------   ---------
Net sales revenue                                          $  623.2   $  623.3   $ 1,972.6   $ 2,000.7
                                                           --------   --------   ---------   ---------
Earnings before interest, income taxes and
 amortization (EBITDA) and the under-noted                 $  123.1   $  129.7   $   410.5   $   476.9
Impairment charge                                                --         --       210.0          --
Merger related costs and provisions for rationalization        44.1         --        63.5        36.3
                                                           --------   --------   ---------   ---------
EBITDA                                                         79.0      129.7       137.0       440.6
Amortization of capital assets                                 16.3       14.4        51.6        48.4
                                                           --------   --------   ---------   ---------
Earnings before interest and income taxes (EBIT)               62.7      115.3        85.4       392.2
Net interest expense                                           23.6       22.3        66.5        70.0
Income tax expense                                             31.2       50.5       116.9       139.1
                                                           --------   --------   ---------   ---------
Earnings (loss) before minority interest                        7.9       42.5       (98.0)      183.1
Minority interest                                               9.8        1.1        66.1        11.7
                                                           --------   --------   ---------   ---------
Net earnings (loss)                                        $   17.7   $   43.6   $   (31.9)  $   194.8
                                                           --------   --------   ---------   ---------
Basic net earnings (loss) per share                        $   0.14   $   0.34   $   (0.25)  $    1.53
Diluted net earnings (loss) per share                      $   0.14   $   0.34   $   (0.25)  $    1.52
Dividends per share                                        $   0.15   $   0.14   $    0.45   $    0.42
Weighted average outstanding shares (millions)
  Basic                                                       127.8      127.2       127.7       127.0
  Diluted                                                     129.5      128.5       129.3       128.3
                                                           --------   --------   ---------   ---------

EBIT is defined as earnings before interest and income taxes. The Corporation uses EBIT to evaluate the financial and operating performance of its business units and segments. The Corporation believes that EBIT is a useful indicator of profitability of its business segments. EBIT is not intended as an alternative measure of net earnings as determined in accordance with Canadian generally accepted accounting principles. Because EBIT may not be calculated identically by all companies, the presentation in the Corporation's financial statements may not be directly comparable to similarly titled measures of other companies. The reconciliation of net earnings as determined in accordance with Canadian generally accepted accounting principles to EBIT is provided in the table on page one.

In a special shareholder meeting held on January 28, 2005, Molson Class A non-voting and Class B common shareholders approved the proposed merger with Adolph Coors Company ("Coors"). The proposed merger also received the approval of Coors stockholders at a special meeting on February 1, 2005 and the transaction was also approved by the Quebec Superior Court on February 2, 2005. The closing of the transaction is planned for February 9, 2005. The Molson Coors stock is expected to start trading on the NYSE and the exchangeable shares of Molson Coors Canada Inc. on the TSX on February 9, 2005. Registered Molson shareholders at the close of business on the day preceding the closing will be entitled to receive a $5.44 special dividend as part of the approved transaction.

For the quarter ended December 31, 2004, net sales revenue was virtually flat at $623.2 million compared to $623.3 million for the same period last year, reflecting lower net sales in Brazil mainly due to lower volumes offset by higher net sales in Canada. Consolidated brewing volume decreased by 7.5% to
5.37 million hectolitres versus 5.82 million hectolitres for the same period last year with volume down by 2.9% and 11.1% in Canada and Brazil, respectively.

In the quarter, the Corporation recorded a rationalization provision for the Brazilian operation of $36.1 million relating primarily to the previously announced closure of the Queimados brewery and organizational right-sizing including sales centres. In addition, the Corporation recorded $8.0 million of costs related to the proposed merger between Molson and Coors. In aggregate, these charges totaled $44.1 million ($34.2 million net of tax and minority interest).

The net earnings for the three months ended December 31, 2004 were $17.7 million and net earnings per share were $0.14 compared to $43.6 million of net earnings and $0.34 earnings per share for the same period last year.

Excluding the current quarter's merger related costs and provisions for rationalization as well as the $16.0 million non-cash increase in future income tax liabilities in the same quarter last year, net earnings for the period were $51.9 million or a 12.9% decrease from $59.6 million when compared to last year. Net earnings per share decreased 12.8% to $0.41 per share compared to $0.47 per share last year on the same basis.

The net loss for the nine months ended December 31, 2004 was $31.9 million compared to net earnings of $194.8 million for the nine months ended December 31, 2003. Excluding the impairment charge and the merger related costs in the current year, the non-cash increase in future income tax liabilities last year and the provisions for rationalization costs in both years, net earnings for the nine-month period were $183.5 million or a 23.8% decrease from $240.7 million for the same period last year. Net earnings per share decreased 24.2% to $1.44 per share compared to $1.90 per share last year on the same basis.

For the three-month period ended December 31, 2004, EBIT in Canada decreased 5.2% to $110.0 million, excluding the merger related costs of $8.0 million, and reflects increased selling and pension costs and the continued strengthening of the value segment in certain regional markets. Canada's EBIT for the nine months ended December 31, 2004 declined 2.7%, excluding the merger related costs in the current quarter and provisions for rationalization in both years. Brazil's EBIT year-to-date was negatively impacted by lower volumes as well as higher marketing and sales centre expenditures while in the quarter, the increased sales centre expenses were offset by lower marketing and other costs when compared to last year.

Net interest expense for the quarter was $23.6 million which was $1.3 million higher than the prior year reflecting higher debt and obligations in Brazil partially offset by an overall decrease in average debt and related interest expense in Canada. For the nine months ended December 31, 2004, net interest expense was $66.5 million or $3.5 million lower than the same period last year.

The effective tax rate for the three months ended December 31, 2004 was 40.7% compared to 37.1% last year reflecting the mix of earnings and no tax recovery being recorded on the Brazil losses. The effective tax rate for the nine months ended December 31, 2004 on net earnings was 42.9% compared to 33.7% last year. The effective tax rate for both the three and nine month periods ending December 31, 2004 and 2003 exclude the impairment charge, merger related costs, provisions for rationalization and the non-cash income tax expense for the third quarter of fiscal 2004 relating to the repeal of previously enacted future income tax rate reductions in Ontario.

REVIEW OF OPERATIONS

Molson's business operations consist of the ownership of 100% of Molson Canada; 80% of Cervejarias Kaiser Brasil, S.A. ("Kaiser"); 49.9% of Coors Canada (results proportionately consolidated) and a 50.1% interest in Molson USA, which markets and distributes the Molson brands in the United States (results also proportionately consolidated).

NET SALES REVENUE

Net sales revenue in the quarter was virtually flat at $623.2 million reflecting lower volumes in Brazil partially offset by favourable consumer prices in Canada. In addition, the impact of declining foreign exchange rates (Brazilian real and the US dollar) relative to the Canadian dollar had a negative impact on the consolidated net sales revenue figure when measured in Canadian dollars. The following table details certain financial information by business unit:

                                         SALES FROM EXTERNAL CUSTOMERS                        NET SALES REVENUE
                                 ---------------------------------------------   ---------------------------------------------
                                   Three months ended      Nine months ended      Three months ended       Nine months ended
                                       December 31           December 31              December 31              December 31
                                 ---------------------   ---------------------   ---------------------   ---------------------
(Dollars in millions)              2004        2003        2004        2003        2004        2003        2004        2003
------------------------------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Canada                               634.4       620.4     2,112.3     2,116.1       493.1       482.0     1,652.3     1,643.9
Brazil                               220.9       240.8       532.7       568.0       117.5       128.1       271.7       307.1
United States                         14.9        15.8        57.1        59.1        12.6        13.2        48.6        49.7
                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Consolidated                         870.2       877.0     2,702.1     2,743.2       623.2       623.3     1,972.6     2,000.7
                                 =========   =========   =========   =========   =========   =========   =========   =========

                                                     EBITDA                                           EBIT
                                 ---------------------------------------------   ---------------------------------------------
                                   Three months ended      Nine months ended      Three months ended       Nine months ended
                                       December 31           December 31              December 31              December 31
                                 ---------------------   ---------------------   ---------------------   ---------------------
(Dollars in millions)              2004        2003        2004        2003        2004        2003        2004        2003
------------------------------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Canada                               120.9       126.2       452.3       463.0       110.0       116.0       417.6       429.1
Brazil                                 3.3         4.5       (38.4)       16.6        (2.0)        0.3       (55.2)        2.2
United States                         (1.1)       (1.0)       (3.4)       (2.7)       (1.2)       (1.0)       (3.5)       (2.8)
                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Totals before the following:         123.1       129.7       410.5       476.9       106.8       115.3       358.9       428.5
Impairment charge                        -           -      (210.0)          -           -           -      (210.0)          -
Merger related costs and
 provisions for rationalization      (44.1)          -       (63.5)      (36.3)      (44.1)          -       (63.5)      (36.3)
                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Consolidated                          79.0       129.7       137.0       440.6        62.7       115.3        85.4       392.2
                                 =========   =========   =========   =========   =========   =========   =========   =========

INDUSTRY VOLUME AND MOLSON MARKET SHARE

The following table sets out industry volume and Molson volume in Canada, Molson volume shipped to the United States as well as Molson's volume in Brazil during the three and nine months ended December 31, 2004 and 2003:

VOLUME

                                  Three months ended       Nine months ended
                                      December 31            December 31
                                 ---------------------   ---------------------
                                    2004        2003        2004        2003
(Hectolitres in millions)        ESTIMATED     Actual    ESTIMATED     Actual
------------------------------   ---------   ---------   ---------   ---------
Industry volume in Canada(i)          5.31        5.33       17.30       17.34
                                 ---------   ---------   ---------   ---------
Molson (Canada)                       2.22        2.29        7.32        7.64
Molson production for shipment
 to the United States                 0.36        0.39        1.28        1.38
Brazil                                2.79        3.14        6.89        7.55
                                 ---------   ---------   ---------   ---------
Total Molson volume                   5.37        5.82       15.49       16.57
                                 =========   =========   =========   =========

(i) Sources: Brewers of Canada, provincial liquor authorities and industry distribution companies.

Total estimated industry sales volume in Canada decreased 0.3% from 5.33 million hectolitres to 5.31 million hectolitres for the three months ended December 31, 2004, compared to the same period last year reflecting poor weather conditions across certain regions in Canada, the impact of the National Hockey League strike and newly introduced non-smoking legislation in bars and restaurants in Ontario. Molson's volume in Canada decreased 2.9% to 2.22 million hectolitres during the same period with volume declines in Ontario/West, partially offset by gains in the Quebec/Atlantic region. Molson's overall production for sale in the United States declined 3.4% and Brazil volume declined 11.1% in the quarter.

For the nine months ended December 31, 2004, total estimated industry sales volume in Canada declined 0.3% to 17.30 million hectolitres compared to the same period in fiscal 2004. Molson's volume in Canada decreased 4.2% to 7.32 million hectolitres during the same period. Molson's production for sale in the United States declined 4.7% while volume in Brazil declined 8.7% to 6.89 million hectolitres.

CANADA

Net sales revenue increased by 2.3% to $493.1 million in the quarter reflecting higher consumer prices offset by adverse mix due to growth of the discount sector when compared to last year. EBIT decreased 12.1% to $102.0 million for the three months ended December 31, 2004. EBIT, excluding the merger related costs in the amount of $8.0 million, decreased 5.2% to $110.0 million. The EBIT decline was due to increased selling and pension costs as well as market share erosion due to the strengthening value segment in certain regional markets.

For the nine months ended December 31, 2004, net sales revenue was virtually flat, increasing by 0.5% to $1,652.3 million reflecting lower volumes partially offset by increased consumer prices. EBIT, excluding the merger related costs in the current year and the provisions for rationalization in both years, decreased 2.7% to $417.6 million. Canada's current cost savings program P125 continues to progress well and remains on track to deliver savings of approximately $43 million in this fiscal year. To date, savings of approximately $30 million have been achieved in the nine months ended December 31, 2004.

MARKET SHARE (%)

                                Three months ended      Nine months ended
                                    December 31            December 31
                              ---------------------   ---------------------
                                2004         2003        2004       2003
                              ESTIMATED     Actual    ESTIMATED    Actual
                              ---------   ---------   ---------   ---------
Including sales of imports:
  Canada                           41.8        42.9        42.3        44.1
    Quebec/Atlantic                42.8        42.2        42.8        43.7
    Ontario/West                   41.2        43.3        42.0        44.3

Sources: Brewers of Canada, provincial liquor authorities and industry distribution companies.

Estimated average market share for all beer sold in Canada declined 1.1 share points to 41.8% from 42.9% for the three months ended December 31, 2004 compared to the same period last year. This decline was due to the continued share softness in Ontario and the West, partially offset by growth in Quebec. The Quebec region's total market share increased reflecting the strong performance of Coors Light(R), Heineken(R) and Corona(R). The Atlantic region performance was also strong reflecting gains in Canadian(R) and Canadian Light(R). In Ontario and the West, the overall region's market share continued to decline as a result of softness in unsupported brands and Canadian(R). The Corporation has responded aggressively to the ongoing price discounting in the Ontario and Alberta market, introducing new SKUs and discount prices where appropriate. Competitor discount activity continues to be supported by preferential tax rates regional brewers receive in those markets.

BRAZIL

The following table summarizes the operating results of Molson's Brazilian business in Brazilian reais and the equivalent Canadian dollar amounts:

                                        Three months ended December 31                   Nine months ended December 31
                                 ---------------------------------------------   ---------------------------------------------
                                          BRL                     CAD                     BRL                     CAD
                                 ---------------------   ---------------------   ---------------------   ---------------------
(Currency in millions)              2004        2003        2004        2003        2004        2003        2004        2003
------------------------------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Sales from external customers        502.8       531.1       220.9       240.8     1,206.8     1,227.8       532.7       568.0
Net sales revenue                    267.3       282.6       117.5       128.1       615.6       663.9       271.7       307.1
EBITDA (i)                             7.6         9.7         3.3         4.5       (86.6)       35.7       (38.4)       16.6
EBIT (i)                              (4.7)        0.6        (2.0)        0.3      (124.8)        4.8       (55.2)        2.2

(i) Results for the quarter ended December 31, 2004 exclude the rationalization provision of $36.1 million, before minority interest. Results for the nine-month period ended December 31, 2004 exclude the impairment charge of $210.0 million and the rationalization provision of $37.3 million, before minority interest. Results for the nine-month period ended December 31, 2003 exclude the rationalization provision of 43.3 million.

In December 2004, Kaiser launched a new marketing campaign for the Brazilian summer, named "Vem Kaiser Vem". This campaign is part of a new marketing strategy which commenced with a change of advertising agency during the quarter.

Total sales volume for the quarter was 2.79 million hectolitres representing a decline of 11.1%, compared to last year volume of 3.14 million hectolitres. Year-to-date volume was 6.89 million hectolitres compared to 7.55 million hectolitres for the same period last year, a decline of 8.7%.

Total estimated Molson market share in Brazil was 9.7% for the three-month period ended December 31, 2004 compared to 12.1% for the same period last year and 10.5% for the nine months ended December 31, 2004 compared to 12.5% last year, according to ACNielsen data. The trend of declining market share slowed in the quarter with the realization of a slight market share increase in December.

Despite the volume decrease of 11.1%, the net sales revenue decreased only 5.4% from R$282.6 million to R$267.3 million in the quarter. Although Kaiser experienced an overall increase in gross revenue per hectolitre in reais of 6.5% for the quarter versus last year, tax increases implemented in certain regions in the latter part of the Corporation's fourth quarter of fiscal 2004 were not fully passed on to the consumer and continue to negatively affect net sales revenue and margin. Returnable containers, the most profitable segment for the company, comprised 54.2% of the total sales in the quarter compared to 50.2% in the same period of last year.

Net sales revenue per hectolitre improved in December due in part to a 4.5% retail price increase taken late in the month along with reduced discounting activities. For the nine-month period ended December 31, 2004, net sales revenue decreased 7.3% from R$663.9 million to R$615.6 million. Net sales revenue, as measured in Canadian dollars, decreased 8.3% in the current quarter and 11.5% year-to-date reflecting the variance in the Brazilian real exchange rate in addition to the above-noted factors.

EBIT in the current quarter was adversely affected by the operating costs of the sales centres established in the latter part of fiscal 2004 and resulted in higher sales costs of approximately R$15 million compared to the same period last year. Marketing and other costs though were R$15 million less than the same period last year (offsetting this impact) as a result of the timing of certain marketing and other programs and the impact of rationalization activities and other cost saving initiatives.

The previously announced closure of the Queimados brewery occurred in the quarter. The rationalization provision of $36.1 million includes $24.1 million to write-down fixed assets and $12.0 million for severance and other closure costs related to the brewery closure and the sales centre right-sizing program.

During the first quarter of fiscal 2004, the Corporation recorded a charge of $43.3 million relating to the closure of the Ribeirao Preto plant in Brazil represented by a $37.5 million write-down of fixed assets to the net recoverable amount and employee severance and other closure costs of $5.8 million. There is no remaining accrual.

In the second quarter of fiscal 2005, the Corporation revised its long-term forecast of net cash flows from operations in Brazil due to declining sales volumes and the loss of market share. The resulting decline in the value of the investment was reflected by a $210.0 million ($168.0 million after minority interest) impairment charge which reduced the goodwill by $130.0 million ($104.0 million after minority interest) and other intangible assets by $80.0 million ($64.0 million after minority interest).

The Corporation has reviewed its overall corporate debt structure as it relates to the Brazilian operations to reduce net interest expense and minimize overall risk. Given recent operating losses, a capital contribution of $45.0 million was injected into Brazil with each shareholder making its proportionate contribution.

Kaiser's competitive environment remains intense and sales and market share growth as well as profitability are the biggest challenges facing the brewer. Kaiser looks to make gains in expanded distribution, continue the revitalization of the key brands, review the overall commercial structure, eliminate duplication with bottlers and aggressively pursue cost saving projects.

UNITED STATES

Molson USA, which is owned 50.1% by Molson and 49.9% by the Coors Brewing Company ("CBC"), is a dedicated business unit in the United States focused on clear operating objectives and a well-defined brand portfolio - Canadian(R), Canadian Light(R), Golden(R), Molson Ice(R) as well as Molson XXX(R). Molson USA is responsible for the marketing and selling of these brands in the United States with CBC providing the sales, distribution and administrative support.

The following table summarizes the operating results of Molson's business in the United States in US dollars and the equivalent Canadian dollar amounts:

                                                        Three months ended December 31
                                          ---------------------------------------------------------
                                                                                     MOLSON 50.1%
                                                                                        SHARE
                                                 USD                  CAD                CAD
                                           ----------------    ----------------    ----------------
(Dollars in millions)                       2004      2003      2004      2003      2004      2003
----------------------------------------   ------    ------    ------    ------    ------    ------
Sales from external customers                24.2      24.0      29.6      31.5      14.9      15.8
Net sales revenue                            20.7      20.1      25.3      26.4      12.6      13.2
EBITDA                                       (1.8)     (1.5)     (2.2)     (2.0)     (1.1)     (1.0)
EBIT                                         (1.9)     (1.6)     (2.2)     (2.1)     (1.2)     (1.0)

                                                         Nine months ended December 31
                                          ---------------------------------------------------------
                                                                                     MOLSON 50.1%
                                                                                        SHARE
                                                 USD                  CAD                CAD
                                           ----------------    ----------------    ----------------
(Dollars in millions)                       2004      2003      2004      2003      2004      2003
----------------------------------------   ------    ------    ------    ------    ------    ------
Sales from external customers                87.3      86.3     113.9     118.0      57.1      59.1
Net sales revenue                            74.4      72.6      97.1      99.2      48.6      49.7
EBITDA                                       (5.2)     (4.0)     (6.7)     (5.5)     (3.4)     (2.7)
EBIT                                         (5.4)     (4.2)     (6.9)     (5.8)     (3.5)     (2.8)

Overall, Molson's total and Canadian(R) trademark volume in the United States for the three months ended December 31, 2004 were down 5.6% and 11.8%, respectively, compared to the same period last year. The reasons for the decline in the quarter have been traced to increased competitive activity along with the diminishing impact of specialty packs primarily in Michigan and Massachusetts. For the nine months ended December 31, 2004 Molson's total and Canadian(R) trademark volume were down 5.2% and 8.5%, respectively.

While total net sales revenue increased 3.0% in the current quarter, net sales revenue per hectolitre also increased by 9.1%, versus the same period last year as measured in US dollars. This increase in revenue realization is driven by strong front line price increases and improved brand and package mix, driven primarily by the super premium pricing of Molson XXX(R). During the quarter, these gains in pricing were offset by increased operational costs arising primarily from unfavourable foreign exchange.

Over the coming quarters, restoring growth on the Canadian(R) trademark, as well as continued focus on slowing the Molson Ice(R) and Golden(R) declining volume will remain a priority.

SELECTED CONSOLIDATED QUARTERLY FINANCIAL INFORMATION

                                                                      For the three months ended
                                                               -----------------------------------------
                                                                   December 31,         September 30,
                                                               -------------------   -------------------
(Dollars in millions, except per share amounts)                  2004       2003       2004       2003
------------------------------------------------------------   --------   --------   --------   --------
Net sales revenue                                              $  623.2   $  623.3   $  674.4   $  715.6
Net earnings before the following items, net of tax :          $   51.9   $   59.6   $   63.3   $   96.5
    Merger related costs and provisions for rationalization       (41.4)         -      (13.4)         -
    Impairment charge                                                 -          -     (210.0)         -
    Minority interest on Brazil's impairment charge
     and provisions for rationalization                             7.2          -       42.2          -
    Tax adjustment related to changes in enacted
     future income tax rates                                          -      (16.0)         -          -
                                                               --------   --------   --------   --------
Net earnings (loss)                                            $   17.7   $   43.6   $ (117.9)  $   96.5
Net earnings (loss) per share - basic                          $   0.14   $   0.34   $  (0.92)  $   0.76
Net earnings (loss) per share - diluted                        $   0.14   $   0.34   $  (0.92)  $   0.75
                                                               --------   --------   --------   --------

                                                                      For the three months ended
                                                               -----------------------------------------
                                                                    June 30,              March 31,
                                                               -------------------   -------------------
(Dollars in millions, except per share amounts)                  2004       2003       2003       2002
------------------------------------------------------------   --------   --------   --------   --------
Net sales revenue                                              $  675.0   $  661.8   $  524.8   $  501.5
Net earnings before the following items, net of tax (i):       $   68.3   $   84.6   $   42.2   $   59.6
    Merger related costs and provisions for rationalization           -      (38.5)         -          -
    Impairment charge                                                 -          -          -          -
    Minority interest on Brazil's provisions for
     rationalization                                                  -        8.6          -          -
    Tax adjustment related to changes in enacted
     future income tax rates                                          -          -          -          -
                                                               --------   --------   --------   --------
Net earnings                                                   $   68.3   $   54.7   $   42.2   $   59.6
Net earnings per share - basic                                 $   0.54   $   0.43   $   0.33   $   0.47
Net earnings per share - diluted                               $   0.53   $   0.42   $   0.33   $   0.46
                                                               --------   --------   --------   --------

(i) Restated by $1.0 million in the quarter ended March 31, 2003, reflecting the previously disclosed stock option expense accounting policy change.

FINANCIAL CONDITION AND LIQUIDITY

Molson's consolidated balance sheet, together with comparative figures, is summarized as follows:

As at                              December 31,   December 31,     March 31,
(Dollars in millions)                  2004           2003           2004
--------------------------------   ------------   ------------   ------------
Current assets                     $      476.1   $      497.0   $      430.2
Less current liabilities               (1,205.7)        (814.0)      (1,025.4)
                                   ------------   ------------   ------------
Working capital                          (729.6)        (317.0)        (595.2)
Investments and other assets              130.6          130.8          129.7
Property, plant and equipment             974.2          991.6        1,022.4
Intangible assets                       2,132.9        2,341.6        2,348.3
                                   ------------   ------------   ------------
                                   $    2,508.1   $    3,147.0   $    2,905.2
                                   ============   ============   ============
Represented by:
  Long-term debt                   $      584.6   $    1,030.3   $      788.4
  Deferred liabilities                    297.4          384.7          359.1
  Future income taxes                     417.9          402.5          400.2
  Minority interest                        70.8          144.3          138.1
                                   ------------   ------------   ------------
                                        1,370.7        1,961.8        1,685.8
Shareholders' equity                    1,137.4        1,185.2        1,219.4
                                   ------------   ------------   ------------
                                   $    2,508.1   $    3,147.0   $    2,905.2
                                   ============   ============   ============

In fiscal 2005, working capital requirements, excluding the current portion of long-term debt, continued to be funded through cash generated from operations and available credit facilities. The Corporation will be required to refinance long-term debt of $344.7 million (March 31, 2004 -$259.9 million) which has been included in current liabilities with either a new term loan or floating rate notes. The working capital deficit as at December 31, 2004, excluding the $344.7 million (March 31, 2004 - $259.9 million) of current portion of long-term debt, was $384.9 million (March 31, 2004 - $335.3 million) which was $67.9 million below December 31, 2003 due mainly to lower inventory and prepaids in addition to the increase in Brazil current debt due to continued operating losses.

SHAREHOLDERS' EQUITY

For the three month periods ended December 31, 2004 and December 31, 2003, and the nine-month period ended December 31, 2004, the Corporation did not repurchase any Class A non-voting or Class B common shares. In the nine-month period ended December 31, 2003, the Corporation repurchased 751,000 Class A non-voting shares at prices ranging between $32.15 and $34.99 and no Class B common shares.

The total number of Class A non-voting and Class B common shares outstanding at December 31, 2004 were 127,834,299 (127,282,671 at December 31, 2003) consisting of 107,977,477 (104,839,395 at December 31, 2003) Class A non-voting shares and 19,856,822 (22,443,276 at December 31, 2003) Class B common shares.

DIVIDENDS

Dividends declared to shareholders totalled $19.2 million in the three-month period ended December 31, 2004, compared with $17.8 million for the same period last year. In fiscal 2005, Molson's quarterly dividend rate was increased by $0.01 or 7% to $0.15 per share effective in the first quarter.

SPECIAL DIVIDEND

In response to the market reaction to the proposed merger between Molson and Coors, both companies have agreed that Molson will pay a special dividend in connection with the plan of arrangement, to Molson Class A non-voting and Class B common shareholders of record at the close of business on the last trading day immediately prior to the date of closing of the merger transaction, excluding Pentland Securities (1981), Inc. The special dividend will be $5.44 per share or approximately $650 million.

In January 2005, the Corporation entered into a bridge facility in the amount of $250.0 million for the purpose of paying the special dividend together with existing facilities. The bridge facility will be available for a period of 90 days from the closing of the merger and is expected to be refinanced within that period by a credit facility of the merged company.

FINANCIAL INSTRUMENTS AND LONG-TERM LIABILITIES

Molson's consolidated long-term debt was as follows:

As at                       December 31,   December 31,     March 31,
(Dollars in millions)          2004           2003            2004
-------------------------   ------------   ------------   ------------
Molson Inc.
  Term loan                 $      144.7   $       39.9   $       59.9
  Debentures                           -          150.0          150.0
  Floating rate notes              200.0          250.0          250.0
Molson Canada
  Debentures                       575.3          578.2          577.6
Brazil                             123.1          110.7           97.9
                            ------------   ------------   ------------
                                 1,043.1        1,128.8        1,135.4
Less current portion               458.5           98.5          347.0
                            ------------   ------------   ------------
                            $      584.6   $    1,030.3   $      788.4
                            ============   ============   ============

The medium-term note program is an agreement under which the Corporation may issue debt under terms and conditions that are only determined at the time of placement of the debt. As such, the Corporation's term loan and the $200.0 million floating rate notes are classified as current liabilities. It is the Corporation's intention to refinance with either a new term loan or through the medium-term note program or other facility. On October 19, 2004, a one year $50.0 million floating rate note matured and was refinanced using the term loan credit facility.

On February 8, 2005, the Corporation announced its intent to request approval for the redemption of the $200.0 million floating rate medium term notes from the note holders. Note holder consent of at least 66 2/3% of the aggregate principal amount is required and the Corporation expects to have such consent by February 22, 2005. To compensate note holders, the redemption price will include a premium of 0.23% of principal amount, together with accrued and unpaid interest to, but not including, the date of redemption.

The Corporation also announced its intent to redeem the Molson debentures. The debentures will be redeemed on March 18, 2005 for an aggregate amount of approximately $690 million including the accrued but unpaid interest to, but not including, the redemption date.

Both the floating rate notes and the debenture redemptions will be financed through a credit facility of Molson Coors Brewing Company.

Dominion Bond Rating Service, or DBRS, current credit rating for Molson Inc. and Molson Canada's ratings is A (low) and A respectively. On July 20, 2004, DBRS announced that its long-term ratings of Molson Inc. and Molson Canada were placed under review with negative implications, pending clarification of the proposed merger transaction. DBRS stated that once the structure of the combined company is final, DBRS would be in a position to assess how the proposed merger would impact Molson's credit ratings.

On July 26, 2004 Standard and Poor's revised its outlook on Molson Inc. and Molson Canada to negative from stable. At the same time, the BBB+ long-term credit rating on Molson Inc. and Molson Canada was affirmed.

On September 16, 2004, a third party bank exercised its right to cancel the interest rate swap which converted $100.0 million of the Corporation's floating rate note maturing September 16, 2005 to a fixed rate. The Corporation also has an interest rate swap for $100.0 million which converts the Molson Canada debenture due June 2, 2008 with a fixed rate of 6.0% to a variable rate.

CHANGES IN CASH FLOWS

The increase in cash of $6.0 million in the current quarter and $3.5 million year-to-date, together with a comparison for fiscal 2004, is summarized below:

                                                                     Three months ended      Nine months ended
                                                                        December 31             December 31
                                                                    --------------------    --------------------
(Dollars in millions)                                                 2004        2003        2004        2003
-----------------------------------------------------------------   --------    --------    --------    --------
Provided from operating activities                                  $   15.0    $   12.7    $  152.5    $  152.0
Used for investing activities                                          (17.3)      (26.3)      (32.8)      (32.8)
Provided from (used for) financing activities                            8.4       (10.9)     (113.7)     (106.2)
                                                                    --------    --------    --------    --------
Increase (decrease) in cash from continuing operations                   6.1       (24.5)        6.0        13.0
Increase (decrease) in cash from discontinued operations                 0.6        (7.2)       (1.8)       (6.4)
Effect of exchange rate changes on cash                                 (0.7)          -        (0.7)        0.1
                                                                    --------    --------    --------    --------
Increase (decrease) in cash                                         $    6.0    $  (31.7)   $    3.5    $    6.7
                                                                    --------    --------    --------    --------

For the three months ended December 31, 2004, cash provided from operating activities increased 18.1% to $15.0 million from $12.7 million in the same period last year. The increase reflected improved working capital partially offset by lower net earnings and increased pension funding in comparison to the prior year.

Included in operating activities in the current quarter was cash used for working capital of $6.6 million compared to cash used of $67.8 million in the same quarter last year. The improvement related primarily to lower inventory and prepaids as well as higher accounts payable.

During the three-month periods ended December 31, 2004 and 2003, cash used for investing activities consisted primarily of additions to property, plant and equipment.

Cash used for financing activities in the third quarter of fiscal 2005 included a net increase in long-term debt of $48.3 million offset by a $23.0 million decrease from securitization of accounts receivable and dividends paid of $18.6 million. In the third quarter of fiscal 2004, cash used for financing activities included a net increase in long-term debt of $34.6 million, offset by a $31.0 million decrease from securitization of accounts receivable and by dividends paid of $16.6 million.

Cash provided from discontinued operations consisted of $0.6 million in the third quarter of fiscal 2005 and $7.2 million used for in the third quarter of fiscal 2004 for operating activities to fund obligations previously provided for in the accounts.

IMPAIRMENT CHARGE

In the second quarter of fiscal 2005, Molson recorded an impairment charge of $210.0 million ($168.0 million after minority interest). As at March 31, 2004, Molson estimated that the fair value of the Brazil intangible assets exceeded their book value and that strategic initiatives underway to grow volume would be successful. A review of the performance achieved during the first half of fiscal 2005 made it clear that volume growth would be more difficult to achieve and take more time than anticipated. Accordingly, in determining the value of the Brazil goodwill and intangible assets, assumptions were revised to reflect this more conservative estimate.

OUTLOOK

In a special shareholder meeting held on January 28, 2005, holders of Molson Class A non-voting and Class B common shares approved the proposed merger with Coors. The proposed merger received the approval of Coors stockholders at a special meeting on February 1, 2005, and the transaction was also approved by the Quebec Superior Court on February 2, 2005.

Molson Coors Brewing Company is the fifth-largest brewer in the world, with pro-forma combined annual volume of 60 million hectoliters and net sales of more than US$6 billion. Molson Coors has a leading market share in Canada and in the U.K., a growth profile in the U.S. and an emerging market opportunity in Brazil, as well as a portfolio of well-established brands including Molson Canadian, Coors Light and Carling.

The combination is expected to unlock significant value for shareholders. From the outset, value creation will come from the ability to focus marketing investments on core brands to grow revenues and the ability to capture an expected US$175 million in annualized synergies, expected to be realized within the first three years following completion of the merger. Secondly, a stronger overall financial platform will lead to deeper support of core brands and key markets to drive revenue, share and volume growth. Finally the merger will create the scale and balance sheet strength to allow Molson Coors Brewing Company to compete more effectively in the increasingly global and highly dynamic brewing industry long-term.

COMPARATIVE FIGURES

Certain comparative figures have been restated to conform to the current year's basis of presentation.

MOLSON INC.

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

                                                                           Three months ended         Nine months ended
                                                                               December 31              Decembers 31
                                                                         -----------------------   -----------------------
(Dollars in millions, except share and per share amounts)                   2004         2003         2004          2003
----------------------------------------------------------------------   ----------   ----------   ----------   ----------
Sales and other revenues                                                 $    870.2   $    877.0   $  2,702.1   $  2,743.2
Brewing excise and sales taxes                                                247.0        253.7        729.5        742.5
                                                                         ----------   ----------   ----------   ----------
Net sales revenue                                                             623.2        623.3      1,972.6      2,000.7
                                                                         ----------   ----------   ----------   ----------
Costs and expenses
Cost of sales, selling and administrative costs                               500.1        493.6      1,562.1      1,523.8
Impairment charge (note 3)                                                        -            -        210.0            -
Merger related costs and provisions for rationalization (note 4)               44.1            -         63.5         36.3
                                                                         ----------   ----------   ----------   ----------
                                                                              544.2        493.6      1,835.6      1,560.1
                                                                         ----------   ----------   ----------   ----------
Earnings before interest, income taxes and amortization                        79.0        129.7        137.0        440.6
Amortization of capital assets                                                 16.3         14.4         51.6         48.4
                                                                         ----------   ----------   ----------   ----------
Earnings before interest and income taxes                                      62.7        115.3         85.4        392.2
Net interest expense                                                           23.6         22.3         66.5         70.0
                                                                         ----------   ----------   ----------   ----------
Earnings before income taxes                                                   39.1         93.0         18.9        322.2
Income tax expense                                                             31.2         50.5        116.9        139.1
                                                                         ----------   ----------   ----------   ----------
Earnings (loss) before minority interest                                        7.9         42.5        (98.0)       183.1
Minority interest                                                               9.8          1.1         66.1         11.7
                                                                         ----------   ----------   ----------   ----------
Net earnings (loss)                                                      $     17.7   $     43.6   $   (31.9)   $    194.8
                                                                         ==========   ==========   ==========   ==========
Net earnings (loss) per share
  Basic                                                                  $     0.14   $     0.34   $    (0.25)  $     1.53
  Diluted                                                                $     0.14   $     0.34   $    (0.25)  $     1.52
                                                                         ----------   ----------   ----------   ----------

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS - UNAUDITED

Nine months ended December 31, 2004 and 2003
(Dollars in millions)                                                       2004         2003
----------------------------------------------------------------------   ----------   ----------
Retained earnings - beginning of year                                    $    818.5   $    676.8
Change in accounting policy (note 2)                                              -         (3.7)
                                                                         ----------   ----------
Retained earnings - beginning of year, as restated                            818.5        673.1
Net earnings (loss)                                                           (31.9)       194.8
Cash dividends declared                                                       (56.4)       (50.5)
Stock dividends declared                                                       (1.1)        (2.9)
Excess of share repurchase price over weighted-average stated
 capital (note 7)                                                                 -        (20.4)
                                                                         ----------   ----------
Retained earnings - end of period                                        $    729.1   $    794.1
                                                                         ----------   ----------

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MOLSON INC.

CONSOLIDATED BALANCE SHEETS

                                                                         December 31    December 31      March 31
(Dollars in millions)                                                       2004           2003            2004
----------------------------------------------------------------------   -----------   ------------    -----------
Assets                                                                   (Unaudited)    (Unaudited)
Current Assets
  Cash                                                                   $      24.7    $      18.9    $      21.2
  Accounts receivable                                                          277.8          258.5          167.3
  Inventories                                                                  162.4          175.8          177.4
  Prepaid expenses                                                              11.2           43.8           64.3
                                                                         -----------    -----------    -----------
                                                                               476.1          497.0          430.2
Investments and other assets                                                   130.6          130.8          129.7
Property, plant and equipment                                                  974.2          991.6        1,022.4
Intangible assets, excluding goodwill (note 3)                               1,476.3        1,556.7        1,558.7
Goodwill (note 3)                                                              656.6          784.9          789.6
                                                                         -----------    -----------    -----------
                                                                         $   3,713.8    $   3,961.0    $   3,930.6
                                                                         ===========    ===========    ===========
Liabilities
Current liabilities
  Accounts payable and accruals                                          $     504.9    $     497.7    $     459.8
  Provision for rationalization costs (note 4)                                   1.3           10.3              -
  Income taxes payable                                                          24.9           36.1           29.0
  Dividends payable                                                             19.2           17.8           17.8
  Future income taxes                                                          196.9          153.6          171.8
  Current portion of long-term debt (note 6)                                   458.5           98.5          347.0
                                                                         -----------    -----------    -----------
                                                                             1,205.7          814.0        1,025.4
Long-term debt (note 6)                                                        584.6        1,030.3          788.4
Deferred liabilities                                                           297.4          384.7          359.1
Future income taxes                                                            417.9          402.5          400.2
Minority interest                                                               70.8          144.3          138.1
                                                                         -----------    -----------    -----------
                                                                             2,576.4        2,775.8        2,711.2
                                                                         -----------    -----------    -----------
Shareholders' equity
Capital stock (note 7)                                                         739.5          728.7          732.3
Contributed surplus                                                             13.9            7.7            8.9
Retained earnings                                                              729.1          794.1          818.5
Unrealized translation adjustments                                            (345.1)        (345.3)        (340.3)
                                                                         -----------    -----------    -----------
                                                                             1,137.4        1,185.2        1,219.4
                                                                         -----------    -----------    -----------
                                                                         $   3,713.8    $   3,961.0    $   3,930.6
                                                                         ===========    ===========    ===========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

 MOLSON INC.

 CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

                                                                           Three months ended        Nine months ended
                                                                               December 31               December 31
                                                                         -----------------------   -----------------------
(Dollars in millions)                                                       2004         2003        2004         2003
----------------------------------------------------------------------   ----------   ----------   ----------   ----------
Operating activities
  Net earnings (loss)                                                    $     17.7   $     43.6   $    (31.9)  $    194.8
  Impairment charge (note 3)                                                      -            -        210.0            -
  Merger related costs and provisions for rationalization (note 4)             44.1            -         63.5         36.3
  Amortization of capital assets                                               16.3         14.4         51.6         48.4
  Future income taxes                                                           9.9         23.5         31.3         54.5
  Minority interest                                                            (9.8)        (1.1)       (66.1)       (11.7)
  Funding of deferred liabilities less than
   (in excess of) expense                                                     (34.7)         3.0        (71.9)       (35.9)
  Used for working capital                                                     (6.6)       (67.8)       (10.9)      (120.5)
  Merger and rationalization costs                                            (21.0)        (4.3)       (22.4)       (11.1)
  Other                                                                        (0.9)         1.4         (0.7)        (2.8)
                                                                         ----------   ----------   ----------   ----------
Cash provided from operating activities                                        15.0         12.7        152.5        152.0
                                                                         ----------   ----------   ----------   ----------
Investing activities
  Additions to property, plant and equipment                                  (19.4)       (25.4)       (33.7)       (46.9)
  Additions to investments and other assets                                    (1.3)        (2.4)        (6.6)        (6.1)
  Proceeds from disposal of property, plant
   and equipment                                                                1.0          0.7          4.6         16.1
  Proceeds from disposal of investments and
   other assets                                                                 2.4          0.8          2.9          4.1
                                                                         ----------   ----------   ----------   ----------
Cash used for investing activities                                            (17.3)       (26.3)       (32.8)       (32.8)
                                                                         ----------   ----------   ----------   ----------
Financing activities
  Increase in long-term debt                                                  140.3        113.0        398.8        458.3
  Reduction in long-term debt                                                 (92.0)       (78.4)      (488.6)      (547.8)
  Securitization of accounts receivable                                       (23.0)       (31.0)        25.0         44.0
  Shares repurchased (note 7)                                                     -            -            -        (24.6)
  Cash dividends paid                                                         (18.6)       (16.6)       (54.8)       (47.7)
  Proceeds from the exercise of stock options                                   1.7          2.0          5.7         11.5
  Other                                                                           -          0.1          0.2          0.1
                                                                         ----------   ----------   ----------   ----------
Cash provided from (used for) financing activities                              8.4        (10.9)      (113.7)      (106.2)
                                                                         ----------   ----------   ----------   ----------
Increase (decrease) in cash from continuing
 operations                                                                     6.1        (24.5)         6.0         13.0
Increase (decrease) in net cash from
 discontinued operations (note 9)                                               0.6         (7.2)        (1.8)        (6.4)
                                                                         ----------   ----------   ----------   ----------
Increase (decrease) in cash                                                     6.7        (31.7)         4.2          6.6
Effect of exchange rate changes on cash                                        (0.7)           -         (0.7)         0.1
Cash, beginning of period                                                      18.7         50.6         21.2         12.2
                                                                         ----------   ----------   ----------   ----------
Cash, end of period                                                      $     24.7   $     18.9   $     24.7   $     18.9
                                                                         ==========   ==========   ==========   ==========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MOLSON INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the nine months ended December 31, 2004 and 2003
(Dollars in millions, except share and per share amounts)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

These interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, using the same accounting policies as outlined in note 1 of the consolidated financial statements for the year ended March 31, 2004, except as noted below. They do not conform in all respects with disclosures required for annual financial statements and should be read in conjunction with the audited consolidated financial statements for the year ended March 31, 2004 of Molson Inc.'s 2004 Annual Report.

NOTE 2. CHANGE IN ACCOUNTING POLICIES

Effective April 1, 2004, the Corporation adopted the Canadian Institute of Chartered Accountants ("CICA") Accounting Guideline 13 "Hedging Relationships", which establishes certain conditions regarding when hedge accounting may be applied. The relevant hedging relationships will be subject to an effectiveness test on a regular basis for reasonable assurance that it is and will continue to be effective. Under these rules, any derivative instrument that does not qualify for hedge accounting will be reported on a mark-to-market basis in earnings.

Effective April 1, 2002, the Corporation adopted, on a prospective basis, the CICA Handbook section 3870 "Stock-Based Compensation and Other Stock-Based Payments". Effective April 1, 2003, the Corporation began to expense the cost of stock option grants, with a restatement of the prior period. The Corporation determines the cost of all stock options granted since April 1, 2002 using a fair value method. This method of accounting uses an option pricing model to determine the fair value of stock options granted and the amount is amortized over the period in which the related employee services are rendered. Opening retained earnings for fiscal 2004 was reduced by $3.7 reflecting the full year effect of fiscal 2003 stock option expense.

NOTE 3. IMPAIRMENT CHARGE

In the second quarter of fiscal 2005 the Corporation determined that the fair value of the Brazil intangible assets had decreased below book value. Accordingly, the Corporation recorded an impairment charge of $210.0 ($168.0 after minority interest) which reduced the goodwill by $130.0 ($104.0 after minority interest) and brand names by $80.0 ($64.0 after minority interest).

NOTE 4. MERGER RELATED COSTS AND PROVISIONS FOR RATIONALIZATION

On July 21, 2004, the Corporation entered into an agreement with Adolph Coors Company ("Coors") to combine the two companies. As a result of the proposed merger, $8.0 in costs were incurred in the current quarter, $24.0 for the nine months ended December 31, 2004 and consist mainly of investment banking, legal and accounting fees. In addition, the Corporation recorded a charge for provisions for rationalization of $36.1, relating to the closure of the Queimados brewery and organization right-sizing including sales centres. The rationalization provision includes $24.1 to write-down fixed assets and $12.0 for severance, other closure costs related to the brewery closure and the sales centre right-sizing program as well as an accrual for additional labour contingencies relating to previously closed breweries in Brazil.

During the first quarter of fiscal 2004, the Corporation recorded a charge of $43.3 relating to the closure of the Ribeirao Preto plant in Brazil represented by a $37.5 write-down of fixed assets to net recoverable amount and employee severance and other closure costs of $5.8. There is no remaining accrual.

MOLSON INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the nine months ended December 31, 2004 and 2003
(Dollars in millions, except share and per share amounts)

NOTE 4. MERGER RELATED COSTS AND PROVISIONS FOR RATIONALIZATION (CONT'D)

Also in the first quarter of fiscal 2004, the Corporation completed a sale of a residual property adjacent to the Barrie brewery. A pre-tax gain of $7.0 was recorded in the provision for rationalization line in the statement of earnings which is consistent with the original Barrie plant closure provision.

NOTE 5. EARNINGS PER SHARE

The following is a reconciliation of the weighted-average shares outstanding for basic and diluted earnings per share computations for net earnings (loss):

                                                                           Three months ended            Nine months ended
                                                                              December 31                   December 31
                                                                      ---------------------------   ---------------------------
                                                                          2004           2003           2004           2003
                                                                      ------------   ------------   ------------   ------------
Net earnings (loss)                                                   $       17.7   $       43.6   $      (31.9)  $      194.8
                                                                      ------------   ------------   ------------   ------------
Weighted average number of shares outstanding - (millions)
   Weighted average number of shares outstanding - basic                     127.8          127.2          127.7          127.0
   Effect of dilutive securities                                               1.7            1.3            1.6           1.3
                                                                      ------------   ------------   ------------   ------------
Weighted average number of shares outstanding - diluted                      129.5          128.5          129.3          128.3
                                                                      ============   ============   ============   ============

The dilutive effect of outstanding stock options on earnings per share is based on the application of the treasury stock method. Under this method, the proceeds from the potential exercise of such stock options are assumed to be used to purchase Class A non-voting shares. During the current quarter of fiscal 2005, options to purchase 636,349 (fiscal 2004 - 620,575) Class A non-voting shares were not included in the calculation of diluted earnings per share as the exercise price exceeded the average market price of the shares in the three-month period. For the nine months ended December 31, 2004, no dilution impact was calculated due to the net loss incurred. In the nine-month period ended December 31, 2003, 620,575 Class A non-voting shares were not included in the diluted earnings per share calculation.

NOTE 6. LONG-TERM DEBT

The floating rate note program is an agreement under which the Corporation and the placement agent may agree to issue debt under terms and conditions that are only determined at the time of placement of the debt. As such, the Corporation's term loan and the $200.0 floating rate notes are classified as current liabilities. It is the Corporation's intention to refinance this debt with either a new term loan or through the medium-term note program or other facility. On October 19, 2004, the one year $50.0 floating rate note matured and was refinanced using the term loan credit facility.

The Corporation had a $50.0 364-day revolving credit facility that expired on September 14, 2004 which the Corporation did not renew. There were no amounts drawn on this facility.

On September 16, 2004, a third party bank exercised its right to cancel the interest rate swap which converted $100.0 of the Corporation's floating rate note maturing September 16, 2005 to a fixed rate. The Corporation also has an interest rate swap for $100.0 which converted the Molson Canada debenture due June 2, 2008 with a fixed rate of 6.0% to a variable rate.

MOLSON INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the nine months ended December 31, 2004 and 2003
(Dollars in millions, except share and per share amounts)

NOTE 7. CAPITAL STOCK

The total number of Class A non-voting and Class B common shares outstanding at December 31, 2004 were 127,834,299 (127,282,671 at December 31, 2003) consisting of 107,977,477 (104,839,395 at December 31, 2003) Class A non-voting shares and 19,856,822 (22,443,276 at December 31, 2003) Class B common shares.

For the three-month and nine-month periods ended December 31, 2004, and the three-month period ended December 31, 2003, the Corporation did not repurchase any Class A non-voting or Class B common shares. In the nine-month period ended December 31, 2003, the Corporation repurchased 751,000 Class A non-voting shares at prices ranging between $32.15 and $34.99 and no Class B common shares. In fiscal 2004, of the total amount of $24.6 repurchased, $4.2 was charged to capital stock based on the weighted-average stated capital with the excess of $20.4 being charged to retained earnings.

STOCK-BASED COMPENSATION
The Corporation has a stock option plan for eligible employees and non-employee directors of the Corporation, under which Class A non-voting shares of the Corporation may be purchased at a price equal to the market price of the common shares at the date of granting of the option. The options vest over a period of two, three, four or five years and are exercisable for a period not to exceed ten years from the date of the grant. At December 31, 2004, there were 5,716,380 (2003 - 5,090,750) stock options outstanding and 929,101 (2003 - 2,028,013)
stock options available for future grants. During the first nine months of fiscal 2005, the Corporation granted, less forfeitures, 977,900 (2004 - 855,725) stock options at exercise prices of $31.44 and $33.21 (2004 - ranging between $32.31 and $36.96).

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the nine-month period: dividend yield of 1.4% (2003 - 1.6%); expected volatility of 24.7% (2003 - 25.5%), risk-free interest rate of 4.2% (2003 - 4.4%); and an expected life of 6 years (2003 -6 years). The weighted average fair value of options granted in the nine-month period is $8.84 (2003 - $9.29) per share.

The Corporation has recorded $5.0 (2003 - $4.0) related to stock option expense for the nine months ended December 31, 2004.

The Corporation's contributions to the employee share ownership plan ("MESOP") of $1.3 (2003 -$1.3) were charged to earnings during the nine-month period ended December 31, 2004.

As at December 31, 2004, 136,449 (2003 - 161,371) Deferred Share Units ("DSU's") were outstanding. For the nine-month period ended December 31, 2004, $0.8
(2003 - $0.4) was charged to earnings representing the accrual for services provided in the period which were paid with the issuance of DSU's.

MOLSON INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the nine months ended December 31, 2004 and 2003
(Dollars in millions, except share and per share amounts)

NOTE 8. SEGMENT DISCLOSURES

The Corporation's business is producing and marketing beer and other malt-based beverages. Its business units are located in three main geographic regions:
Canada, Brazil and the United States.

These segments are managed separately since they all require specific market strategies. The Corporation assesses the performance of each segment based on operating income or EBIT. Accounting policies relating to each segment are identical to those used for the purposes of the consolidated financial statements. Management of interest expense and income tax expense are centralized and, consequently, these expenses are not allocated among operating groups. Inter-segment revenues reflect transactions made on an arms-length basis.

                                           Canada               Brazil             United States        Consolidated
                                     ------------------   --------------------   -----------------   -----------------
Three months ended December 31         2004       2003      2004         2003      2004      2003      2004      2003
----------------------------------   -------    -------   -------      -------   -------   -------   -------   -------
Revenues from external customers       634.4      620.4     220.9        240.8      14.9      15.8     870.2     877.0
Inter-segment revenues                   7.7        9.1       0.4          1.0         -         -       8.1      10.1
EBIT                                   102.0(i)   116.0     (38.1)(ii)     0.3      (1.2)     (1.0)     62.7     115.3
Assets                               2,537.4    2,544.9   1,019.1      1,257.4     157.3     158.7   3,713.8   3,961.0
Goodwill                               198.0      198.0     458.6        586.9         -         -     656.6     784.9
Amortization of capital assets:
    Amortization of property plant
     and equipment                      10.9       10.2       5.2          4.1       0.1         -      16.2      14.3
    Amortization of intangible
     assets                                -          -       0.1          0.1         -         -       0.1       0.1
Additions to capital assets             14.5       12.4       4.6         13.0       0.3         -      19.4      25.4

                                           Canada                    Brazil               United States       Consolidated
                                     -------------------      --------------------      -----------------   -----------------
Nine months ended December 31          2004        2003         2004        2003         2004       2003      2004      2003
-----------------------------------  -------     -------      -------     --------      -------   -------   -------   -------
Revenues from external customers     2,112.3     2,116.1        532.7        568.0         57.1      59.1   2,702.1   2,743.2
Inter-segment revenues                  28.1        30.9          5.0          6.4            -         -      33.1      37.3
EBIT                                   391.4(ii)   436.1(iv)   (302.5)(v)    (41.1)(vi)    (3.5)     (2.8)     85.4     392.2
Assets                               2,537.4     2,544.9      1,019.1     1 ,257.4        157.3     158.7   3,713.8   3,961.0
Goodwill                               198.0       198.0        458.6        586.9            -         -     656.6     784.9
Impairment charge                          -           -        210.0            -            -         -     210.0         -
Amortization of capital assets:
    Amortization of property plant
     and equipment                      34.7        33.9         16.4         14.0          0.1       0.1      51.2      48.0
    Amortization of intangible
     assets                                -           -          0.4          0.4                      -       0.4       0.4
Additions to capital assets             24.6        26.9          8.7         20.0          0.4         -      33.7      46.9

(i)   Includes the $8.0 merger related costs.
(ii)  Includes the charge for rationalization costs of $36.1.
(iii) Includes $24.0 merger related costs and $2.2 charge for rationalization costs.
(iv)  Includes the $7.0 gain on sale of a property.
(v) Includes an impairment charge of $210.0 and the charge for rationalization costs of $37.3.
(vi)  Includes a provision for rationalization of $43.3.

MOLSON INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the nine months ended December 31, 2004 and 2003
(Dollars in millions, except share and per share amounts)

NOTE 9. DISCONTINUED OPERATIONS

Cash provided from discontinued operations of $0.6 ($7.2 use of cash in fiscal
2004) in the three-month period and cash used of $1.8 ($6.4 in fiscal 2004) in the nine-month period were used for operating activities.

NOTE 10. SUBSEQUENT EVENTS

In a special shareholder meeting held on January 28, 2005, Molson Class A non-voting and Class B common shareholders approved the proposed merger with Coors. The proposed merger received the approval of Coors stockholders at a special meeting on February 1, 2005, and the transaction was also approved by the Quebec Superior Court on February 2, 2005. The Molson Coors stock is expected to start trading on the NYSE and the exchangeable shares of Molson Coors Canada Inc. on the TSX on February 9, 2005. Registered Molson shareholders at the close of business on the day preceding the closing will be entitled to receive a $5.44 special dividend, approximately $650, as part of the approved transaction.

In January 2005, the Corporation entered into a bridge facility in the amount of $250.0 for the purpose of paying the special dividend. The bridge facility will be available for a period of 90 days from the closing of the merger and is expected to be refinanced within that period by a credit facility of the merged company.

On February 8, 2005, the Corporation announced its intent to request approval for the redemption of the $200.0 floating rate medium term notes from the note holders. Note holder consent of at least 66 2/3% of the aggregate principal amount is required and the Corporation expects to have such consent by February 22, 2005. To compensate note holders, the redemption price will include a premium of 0.23% of principal amount, together with accrued and unpaid interest to, but not including, the date of redemption.

The Corporation also announced its intent to redeem the Molson debentures. The debentures will be redeemed on March 18, 2005 for an aggregate amount of approximately $690 including the accrued but unpaid interest to, but not including, the redemption date.

Both the floating rate notes and the debenture redemptions will be financed through a credit facility of Molson Coors Brewing Company.

NOTE 11. COMPARATIVE FIGURES

Certain comparative figures have been restated to conform to the current period's basis of presentation.